EXHIBIT 10(c)1

BASE SALARIES OF NAMED EXECUTIVE OFFICERS

GEORGIA POWER COMPANY

The following are the annual base salaries, effective March 1, 2014 unless otherwise noted, of the Chief Executive Officer and Chief Financial Officer of Georgia Power Company and certain other executive officers of Georgia Power Company who served during 2013.

W. Paul Bowers President and Chief Executive Officer	$787,338
W. Ron Hinson Executive Vice President, Chief Financial Officer, And Treasurer	$358,799
Ronnie R. Labrato* Executive Vice President, Chief Financial Officer, and Treasurer	$307,114
W. Craig Barrs Executive Vice President	$327,144
Joseph A. Miller Executive Vice President	$551,050
Anthony L. Wilson Executive Vice President	$353,266

*Retired March 31, 2013. Salary shown was Mr. Labrato’s salary effective March 1, 2013.